  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 23, 1996
                                          REGISTRATION STATEMENT NO. 333-14519
=============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                    ------
                               AMENDMENT NO. 4
                                      TO
                                  FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933



                                    ------

                            HEALTHDESK CORPORATION
            (Exact name of registrant as specified in its charter)

           California                         7372                         94-3165144
  (State or other jurisdiction        (Primary Standard Industrial        (IRS Employer
of incorporation or organization)     Classification Code Number)      Identification No.)

                            2560 Ninth Street, Suite 220
                             Berkeley, California 94710
                                   (510) 883-2160
            (Address, including Zip Code and telephone number, including
               Area Code, of Registrant's principal executive offices)


                                   PETER O'DONNELL
                                 President and Chief
                                  Executive Officer
                               HealthDesk Corporation
                            2560 Ninth Street, Suite 220
                             Berkeley, California 94710
                                   (510) 883-2160
            (Name, address, including Zip Code and telephone number,
                   including Area Code, of agent for service)
                                       ------
                                     Copies to:
        PETER M. ASTIZ, ESQ.                     ROBERT J. MITTMAN, ESQ.
    GRAY CARY WARE & FREIDENRICH,                 TENZER GREENBLATT LLP
     A Professional Corporation                   The Chrysler Building
         400 Hamilton Avenue                      405 Lexington Avenue
     Palo Alto, California 94301                New York, New York 10174
         Tel: (415) 328-6561                       Tel: (212) 885-5000
         Fax: (415) 327-3699                       Fax: (212) 885-5001
                                     ------
   Approximate date of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                              --------------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
=============================================================================

                            HEALTHDESK CORPORATION
                            CROSS-REFERENCE SHEET
                        SHOWING LOCATION IN PROSPECTUS
                OF INFORMATION REQUIRED BY ITEMS OF FORM SB-2

    Form SB-2 Registration Statement Item and Heading                        Heading in Prospectus
 --------------------------------------------------------                    ---------------------
 1. Front of Registration Statement and Outside Front
    Cover Page of Prospectus  ...........................  Outside Front Cover Page of Prospectus; Additional Information
 2. Inside Front and Outside Back Cover Pages of
    Prospectus  .........................................  Inside Front Cover Page
 3. Summary Information and Risk Factors  ...............  Prospectus Summary; Risk Factors; The Company
 4. Use of Proceeds  ....................................  Prospectus Summary; Use of Proceeds
 5. Determination of Offering Price  ....................  Outside Front Cover Page; Underwriting
 6. Dilution  ...........................................  Dilution
 7. Selling Security Holders  ...........................  Principal Shareholders
 8. Plan of Distribution  ...............................  Outside Front Cover Page; Underwriting
 9. Legal Proceedings  ..................................  Not Applicable
10. Directors, Executive Officers, Promoters and
    Control Persons  ....................................  Management
11. Security Ownership of Certain Beneficial Owners and
    Management  .........................................  Principal Shareholders
12. Description of Securities  ..........................  Outside Front Cover Page; Prospectus Summary; Capitalization;
                                                           Description of Securities
13. Interest of Named Experts and Counsel  ..............  Not Applicable
14. Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities  .....................  Limitation of Liability and Indemnification Matters
15. Organization Within Last Five Years  ................  Certain Transactions
16. Description of Business  ............................  Front Cover Page; Prospectus Summary; The Company; Risk Factors;
                                                           Use of Proceeds; Dividend Policy; Capitalization; Dilution;
                                                           Selected Financial Data; Management's Discussion and Analysis
                                                           of Financial Condition and Results of Operations; Business;
                                                           Management; Certain Transactions; Principal Shareholders;
                                                           Description of Securities; Shares Eligible for Future Sale;
                                                           Legal Matters; Experts; Financial Statements
17. Management's Discussion and Analysis or Plan of
    Operation  ..........................................  Management's Discussion and Analysis of Financial Condition
                                                           and Results of Operations
18. Description of Property  ............................  Business
19. Certain Relationships and Related Transactions  .....  Certain Transactions
20. Market for Common Equity and Related
    Stockholder Matters  ................................  Outside Front Cover Page; Risk Factors; Dividend Policy;
                                                           Description of Securities; Shares Eligible for Future Sale
21. Executive Compensation  .............................  Management
22. Financial Statements  ...............................  Financial Statements
23. Changes In and Disagreements With Accountants on
    Accounting and Financial Disclosure  ................  Not Applicable

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   The California Corporations Code provides for the indemnification of directors, officers, employees and agents of the Corporation under certain circumstances set forth in section 317. Section 317 permits a corporation to indemnify its agents, typically directors and officers, for expenses incurred or settlements or judgments paid in connection with certain legal proceedings. Only those legal proceedings arising out of such persons' actions as agents of the corporation may be grounds for indemnification.

   Whether or not indemnification may be paid in a particular case depends upon whether the agent wins, loses or settles the suit and upon whether a third party or the Corporation itself is the plaintiff. The section provides for mandatory indemnification, no matter who the plaintiff is, when an agent is successful on the merits of a suit. In all other cases, indemnification is permissive.

   If the agent loses or settles a suit brought by a third party, he or she may be indemnified for expenses incurred and settlements or judgments paid. Such indemnification may be authorized upon finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation.

   If the agent loses or settles a suit brought by or on behalf of the corporation, his or her right to indemnification is more limited. If he or she is adjudged to be liable to the Corporation, the court in which such proceeding was held must determine whether it would be fair and reasonable to indemnify him or her for expenses which such court shall determine. If the agent settles such a suit with court approval, he or she may be indemnified for expenses incurred upon a finding that the agent acted in good faith and in a manner he or she reasonably believed to be in the best interest of the Corporation and, in addition, that he or she acted with the care, including reasonable inquiry of an ordinarily prudent person.

   The indemnification discussed above may be authorized by a majority vote of the disinterested directors or shareholders (the person to be indemnified is excluded from voting his or her shares) or the court in which the proceeding was brought. The Corporation's Board of Directors makes all decisions regarding the indemnification of its officers and directors on a case-by-case basis.

   Any provision in the Corporation's Articles of Incorporation or Bylaws contained in a shareholder or director resolution that indemnifies its officers or directors must be consistent with section 317. Moreover, such a provision may prohibit permissive, but not mandatory, indemnification as described above. Last, a corporation has the power to purchase indemnity insurance for its agents even if it would not have the power to indemnify them.

   The Corporation's Articles authorize the Board of Directors to provide indemnification of its agents through bylaw provisions or indemnification agreements, or both, in excess of the indemnification otherwise permitted by section 317, subject to the limits on such excess indemnification set forth in section 204 of the California Corporations Code.

   Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, in connection with the sale of Common Stock being registered. All amounts are estimated except the registration fee and the NASD filing fee and the Nasdaq listing fee.


                                                                   Amount
                                                                 to Be Paid
Item                                                           by Registrant
----                                                          ---------------
SEC Registration Fee  ..........................                 $   6,942
NASD Filing Fee  ...............................                     2,791
Nasdaq Listing Fee  ............................                     7,700
Printing and Engraving Expenses  ...............                    55,000
Legal Fees and Expenses  .......................                   170,000
Blue Sky Fees and Expenses  ....................                    25,000
Accounting Fees and Expenses  ..................                    50,000
Transfer Agent and Registrar Fees  .............                     3,500
Underwriter's non-accountable expense allowance                    275,400
Miscellaneous  .................................                    53,667
                                                               ---------------
    Total  .....................................                  $650,000
                                                               ===============



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

   Since its incorporation in September 1992, the Registrant has issued securities without registration under the Securities Act of 1933, as amended (the "Act") in the following transactions (in each case giving retroactive effect to all subsequent stock splits):

   The Registrant issued an aggregate of 165,600 shares of Common Stock in September 1992 to its 4 founders at $0.008 per share. In April 1993 the Registrant issued an additional 132,000 shares at $0.008 per share to 7 investors including officers, employees and directors. From May 1993 to April 1994, the Registrant issued an aggregate of 300,000 shares to 4 investors at $1.04 per share, including one director. In September 1995, the Registrant issued an aggregate of 768,000 shares of Common Stock to 2 investors, including one director, pursuant to their exercise of Convertible Notes at $1.04 per share. From December 1995 through February 1996, the Registrant issued an aggregate of 1,059,600 shares of Series A Preferred Stock to 27 investors, including an individual who was then a director of the Company, at a purchase price of $2.08 per share (which will automatically convert into the same number of shares of Common Stock upon the consummation of this offering). During the current fiscal year, the Registrant issued 102,120 shares of Common Stock to three individuals all of whom were employees or directors of the Registrant, upon the exercise of stock options previously issued under the Registrant's 1994 Founder's Stock Option Plan at an exercise price of $1.04 per share. In October 1996, the Registrant issued 40 Units, with each Unit consisting of 10,000 shares of Common Stock and a promissory note in the principal amount of $50,000. The Units were purchased by 35 accredited investors in a private placement.

   The sales and issuances of the Preferred Stock and Common Stock described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions not involving a public offering. The purchasers in such private offerings represented their intention to acquire the securities for investment only and not with a view to the distribution thereof and appropriate legends were affixed to the stock certificates issued in such transactions. All purchasers had adequate access, through their employment or other relationships, to sufficient information about the Registrant to make an informed investment decision. No underwriter was employed with respect to any such sales.

ITEM 27. EXHIBITS.


            Exhibits
            ---------
 1.1        Form of Underwriting Agreement
 3.1        Amended and Restated Articles of Incorporation of the Company
 3.2        Bylaws of the Company
 4.1        Form of Stock Certificate
 4.2        Form of Warrant Agreement
 5.1        Opinion of and Consent of Gray Cary Ware & Freidenrich, a Professional Corporation, as to legality of securities being registered
10.1        1994 Founder's Stock Option Plan, as amended
10.2        Form of Indemnification Agreement
10.3        Registration Rights Agreement dated March 1993 by and among the Registrant and the Investors named therein
10.4        Form of Registration Rights Agreement between the Registrant and Purchasers of the Registrant's Series
            A Preferred Stock.
10.5        Employment Agreement dated as of September 19, 1996 between the Registrant and Peter O'Donnell
10.6        Employment Agreement dated as of September 19, 1996 between the Registrant and Molly Coye
10.7        Employment Agreement dated as of September 19, 1996 between the Registrant and Timothy Yamauchi
10.8        Form of Warrant Agreement to be granted to Underwriter
10.9        Form of Bridge Financing Registration Rights Agreement dated October 11, 1996
23.1        Consent of Independent Accountants
23.2        Consent of Counsel contained in Exhibit 5.1
24.1        Powers of Attorney
27*         Financial Data Schedule



------
* Filed herewith.

ITEM 28. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant undertakes that: 1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 421(b)(1) or (4) or 497(b) under the Act shall be deemed to be part of the Registration Statement as of the time it was declared effective and 2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the Closing, as specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                  SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused Amendment No. 4 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on December 23, 1996.



                                          HEALTHDESK CORPORATION


                                          By /s/ Peter O'Donnell
                                             --------------------------------
                                             Peter O'Donnell, President


   Pursuant to the requirements of the Securities Act, Amendment No. 4 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                            Title                                  Date
        ---------                            -----                                  ----
  /s/ Peter O'Donnell     President, Chief Executive Officer and Chairman      December 23, 1996
------------------------  of the Board (Principal Executive Officer)
      Peter O'Donnell

            *             Chief Financial Officer, Secretary and               December 23, 1996
------------------------  Treasurer (Principal Financial and Accounting
    Timothy S. Yamauchi   Officer)

            *             Director                                             December 23, 1996
------------------------
      John Pappajohn

            *             Director                                             December 23, 1996
------------------------
      James A. Gordon

            *             Director                                             December 23, 1996
------------------------
     Dr. Joseph Rudick

            *             Director                                             December 23, 1996
------------------------
      David Sengpiel

                          Director                                             December   , 1996
------------------------
    Dr. Edward C. Geehr



*By: /s/ Peter O'Donnell
-------------------------------
    Peter O'Donnell,as
    Attorney-in-Fact


                                EXHIBIT INDEX


            Description                                                                                            Page No.
            ------------                                                                                          ------------
 1.1        Form of Underwriting Agreement
 3.1        Amended and Restated Articles of Incorporation of the Company
 3.2        Bylaws of the Company
 4.1        Form of Stock Certificate
 4.2        Form of Warrant Agreement
 5.1        Opinion and Consent of Gray Cary Ware & Freidenrich, a Professional Corporation, as to legality of securities being registered
10.1        1994 Founder's Stock Option Plan, as amended
10.2        Form of Indemnification Agreement
10.3        Registration Rights Agreement dated March 1993 by and among the Registrant and the Investors named therein
10.4        Form of Registration Rights Agreement between the Registrant and Purchasers of the Registrant's
            Series A Preferred Stock.
10.5        Employment Agreement dated as of September 19, 1996 between the Registrant and Peter O'Donnell
10.6        Employment Agreement dated as of September 19, 1996 between the Registrant and Molly Coye
10.7        Employment Agreement dated as of September 19, 1996 between the Registrant and Timothy Yamauchi
10.8        Form of Warrant Agreement to be granted to Underwriter
10.9        Form of Bridge Financing Registration Rights Agreement dated October 11, 1996
23.1        Consent of Independent Accountants
23.2        Consent of Counsel contained in Exhibit 5.1
24.1        Powers of Attorney
27*         Financial Data Schedule



------
* Filed herewith.